EXHIBIT 99.1

Know Labs, Inc. Reports Third Quarter FY2023 Results

SEATTLE – August 14, 2023 – Know Labs, Inc. (NYSE American: KNW), an emerging developer of non-invasive medical diagnostic technology, today reported financial results for the third quarter ended June 30, 2023.

Financial Highlights:

•	Know Labs reported a net loss of $3.59 million dollars in the third quarter of 2023, compared to a net loss of $3.03 million dollars in the year-ago period, which translates to Earnings Per Share of a loss of $0.07, unchanged from the year ago period of a loss of $0.07 before preferred stock dividends.

•	Recorded a non-cash charge to earnings of $4.96 million related to the fair market value of dividends on the Company’s Series C and D preferred stock, that were either paid or accrued in shares of common stock in the quarter.

•	Research and development expense for the third quarter was $1.87 million dollars as compared to $1.27 million dollars in 2022. The increase in R&D expense was related to increases in engineering, third-party technical services, and expenditures related to the development of our Generation 1 device, which we completed and announced on June 7th, as we continue to execute our path to FDA clinical trials and commercialization.

•	Selling, general and administrative expenses for the third quarter was $1.35 million, which was sequentially lower by $890,000 than the $2.24 million dollars in the second quarter, as well as lower than the year ago period of $1.58 million, as we continue our initiatives to reduce our cash burn.

•	As of June 30, 2023, we had cash and cash equivalents of $3.93 million dollars, as compared to $12.59 million at the end of September 30, 2022. Net cash used in operations for the nine-month period ending June 30, 2023 was $8.97 million dollars compared with $3.69 million in the prior year.

Know labs, Inc.    |    500 Union Street     |     Suite 810    |     Seattle, WA 98101

Tel:  206.903.1351    |   Email: ask@knowlabs.co

•	During the quarter that ended June 30, 2023, the Company made adjustments to its fixed expenses and the impact of those adjustments has significantly reduced our monthly burn rate. Given the significant reduction in fixed expenses, the Company believes that it has enough available cash and flexibility with its operating expenses to operate until at least December 2023. As we have stated in our Third Quarter 10-Q, during 2023, we expect to raise additional funds through the issuance of preferred stock, convertible debentures, and equity.

•	Shareholder equity for the third quarter 2023 was $0.72 million versus $9.9 million as of September 30, 2022.

Income Statement:

Know labs, Inc.    |    500 Union Street     |     Suite 810    |     Seattle, WA 98101

Tel:  206.903.1351    |   Email: ask@knowlabs.co

Balance Sheet:

Know labs, Inc.    |    500 Union Street     |     Suite 810    |     Seattle, WA 98101

Tel:  206.903.1351    |   Email: ask@knowlabs.co

Cash Flow:

Conference Call:

Know Labs will host an audio webcast to discuss its results and provide a business update today, August 14, 2023, at 4:30 pm ET (1:30 pm PT). The live webcast will be available on the Investors page of the Company’s website, www.knowlabs.co/investors, and a replay will be available for six months.

Participant Dial-In: 877-514-3621 / +1 215-268-9856

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=QDtTlLZk

A copy of the form 10-Q filed with the SEC can also be downloaded from the Company’s website.

Know labs, Inc.    |    500 Union Street     |     Suite 810    |     Seattle, WA 98101

Tel:  206.903.1351    |   Email: ask@knowlabs.co

About Know Labs, Inc.

Know Labs, Inc. is a public company whose shares trade on the NYSE American Exchange under the stock symbol “KNW.” The Company’s technology uses spectroscopy to direct electromagnetic energy through a substance or material to capture a unique molecular signature. The Company refers to its technology as Bio-RFID™. The Bio-RFID technology can be integrated into a variety of wearable, mobile or bench-top form factors. This patented and patent-pending technology makes it possible to effectively identify and monitor analytes that could only previously be performed by invasive and/or expensive and time-consuming lab-based tests. The first application of our Bio-RFID technology will be in a product marketed as a non-invasive glucose monitor. The device will provide the user with accessible and affordable real-time information on blood glucose levels. This product will require U.S. Food and Drug Administration clearance prior to its introduction to the market.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Know Labs, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy; and (iv) performance of products. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Know Labs, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, Forms 10-Q and 8-K, and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Relations section of our website at www.knowlabs.co. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

For Know Labs Media Inquiries Contact:

Matter Health

Laura Bastardi

Knowlabs@matternow.com

Ph. (603) 494-6667

Know Labs, Inc. Contact:

Jordyn Hujar

jordyn@knowlabs.co

Ph. (206) 629-6414

Know labs, Inc.    |    500 Union Street     |     Suite 810    |     Seattle, WA 98101

Tel:  206.903.1351    |   Email: ask@knowlabs.co